Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Broad Street Realty, Inc.

Reston, Virginia

We hereby consent to the use, in this Registration Statement on Form S-8, of our report dated April 1, 2024, with respect to the consolidated balance sheet of Broad Street Realty, Inc. (the “Company”) as of December 31, 2023, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2023, and related notes and financial statement schedule, which appears in the Company’s annual report on Form 10-K for the year ended December 31, 2023.

/s/ Cherry Bekaert LLP

Richmond, Virginia

April 17, 2024